Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-58181, 333-95863, 333-160205, 333-169944, 333-175404, 333-197617, 333-197618, 333-207364, 333-207369, 333-236400, 333-249589, 333-249590, 333-257410, 333-260220, 333,260222 and 333-260223 on Form S‑8 of our reports dated April 22, 2022,relating to the financial statements of Apogee Enterprises, Inc. (the “Company”), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 26, 2022.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
April 22, 2022